Exhibit 99.2

Model N Founder Zack Rinat to Assume Role as

Executive Chairman of the Board;

Edward Sander to Assume Role as Chief Executive Officer

Redwood City, CA – Model N, Inc. (NYSE: MODN), the leading provider of cloud-based Revenue Management solutions to life science, technology and manufacturing companies, today announced that effective February 21, 2016, Founder and current Chairman and Chief Executive Officer, Zack Rinat, will assume the newly-created role of Executive Chairman of the company. Edward Sander will assume the role of Chief Executive Officer and will join the company’s Board of Directors.

In a separate release, the company also announced strong results for the first quarter of fiscal year 2016 ended December 31, 2015.  The company will be hosting a conference call at 2pm Pacific Time today to discuss the financial results and the appointment of Mr. Sander.

“Zack Rinat has demonstrated exemplary leadership as Model N’s CEO for the past 16 years.  Under his stewardship, the company has pioneered the market for Revenue Management partnering with a blue-chip customer base,” said Charles Robel, Model N’s Lead Independent Director. “The vision he set will continue with his contributions as Executive Chairman.”

Edward Sander was most recently Global Vice President and General Manager at NICE Systems. Mr. Sander brings a decade of experience running high growth, global enterprise software organizations. As General Manager of the company’s NICE Actimize Anti-Money Laundering line of business, Mr. Sander oversaw product creation, solution delivery, go-to-market planning, and client relationship management activities. Mr. Sander has expertise in portfolio management and new product development across analytics, audit-compliance, business process management, and customer relationship management solutions for the banking, insurance, energy, and life science markets.  Prior to joining NICE Systems, he held leadership positions at other leading enterprise software companies including IntraLinks and SAP.

“At this juncture in the Model N journey with strong momentum in the transition to the SaaS business model, the board was in full support of Zack’s decision to transition the leadership of the company,” said Mark Leslie, member of the Model N Board of Directors.  “After an extensive search, we are thrilled that Edward Sander will become our new CEO.  Edward has the experience, skills, and proven track record to take Model N to new heights in the years ahead.”

“I am excited to join Model N as CEO because of the tremendous opportunity to become a strategic partner to enterprises in their mission to grow their revenues.  Revenue Management is increasingly recognized as the catalyst to turn customer relationships into revenue,” said Edward Sander, Model N’s incoming Chief Executive Officer. “Zack has created a company with staying power, a customer-centric culture with DARE core values, and a blue-chip customer base.  These assets are strong stepping stones to accelerate momentum and scale the company to bring the power of CRM2 to fruition.  I am fortunate to have the opportunity to lead the Model N team to the next chapter.”

“As a founder of Model N, I am responsible to ensure the long-term success of our customers, employees, partners, shareholders and ultimately Model N.  I am personally gratified to have attracted an executive of Ed’s caliber to be our CEO,” said Zack Rinat, Founder and current Chairman and Chief Executive Officer of Model N.   “I am very proud of both our customers’ and our own success.  This is our time to unleash the power of Revenue Management to the broader market.  Edward is bringing additional executive leadership and deep scalability know-how to Model N.  I will remain 100% dedicated to Model N and to supporting Ed in my capacity as Executive Chairman focused on board development, strategy and industry awareness of the power of revenue management. I am delighted to welcome Ed to the company, and I look forward to working closely with him to ensure continuity over the coming months and years.”

Exhibit 99.2

About Model N

Model N is the leader in Revenue Management Cloud solutions for life science, technology and manufacturing companies. Driving mission critical business processes such as configure, price and quote (CPQ), contract management, rebates and regulatory compliance, Model N Cloud solutions transform the revenue lifecycle from a series of disjointed operations into a strategic end-to-end process. With deep industry expertise, Model N supports the unique business needs of the world’s leading brands in life science, technology and manufacturing across more than 100 countries.

Model N is a trusted partner to some of the world’s largest brands, including Johnson & Johnson, AstraZeneca, Boston Scientific, Novartis, Ortho Clinical Diagnostics, Atmel, Fairchild and Marvell. Model N trades on the New York Stock Exchange under the symbol MODN.

Model N® is the registered trademark of Model N, Inc. Any other company names mentioned are the property of their respective owners and are mentioned for identification purposes only.

Quarterly Results Conference Call

Model N will host a conference call today at 2:00 PM Pacific Time (5:00 PM Eastern Time) to review the company’s financial results for the first quarter of fiscal year 2016, which ended December 31, 2015. To access the call, please dial (877) 705-6003 in the U.S. or (201) 493-6725 internationally.  Passcode is 13628027.  A live webcast of the conference will be accessible from Model N’s website at: http://investor.modeln.com. Following the completion of the call, a recording will be available for one year for replay at: http://investor.modeln.com and a telephone replay will be available through 11:59 p.m. ET on February 15, 2016 by dialing (877) 870-5176 in the U.S. or (858) 384-5517 internationally with recording access code 13628027.

Investor Relations Contact:

ICR for Model N
Sheila Ennis, 650-610-4998

investorrelations@modeln.com

Media Contact:

Jacqueline Velasco

The Hoffman Agency

408-975-3012

jvelasco@hoffman.com